Exhibit B

Pricing Supplement 5 dated September 7, 2001	Rule 424(b) (3)
(To Prospectus dated March 22, 2000 and	File No. 333-31502
Prospectus Supplement dated March 22, 2000)

PACCAR FINANCIAL CORP.
Medium-Term Notes—Floating Rate
 CUSIP# 69371RVG8

    We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

/ /	Goldman, Sachs & Co.
/ /	Banc of America Securities LLC
/ /	Merrill Lynch & Co.
/ /	Morgan Stanley Dean Witter
/ /	Salomon Smith Barney
/x/	J. P. Morgan Securities Inc.
/ /	acting as / / principal /x/ agent

at: / / varying prices related to prevailing market prices at the time of resale /x/ a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount: $50,000,000	Original Issue Date:	September 17, 2001
Agent's Discount or Commission: 0.20%	Maturity Date:	September 17, 2003
Net Proceeds to Company: $49,900,000	Interest Payment Date(s):	Quarterly on the 17th or next Business day of Dec., Mar., June, and Sept. via modified following business day convention

Calculation Agent:

Interest Calculation:

/x/	Regular Floating Rate Note	/ /	Floating Rate/Fixed Rate Note
/ /	Inverse Floating Rate Note		Fixed Rate Commencement Date:
	Fixed Interest Rate:		Fixed Interest Rate:
/ /	Other Floating Rate Note (see attached)

Initial Interest Rate: To Be Determined
Initial Interest Reset Date: December 17, 2001
Interest Reset Date(s): Quarterly on the 17th or next business day of Dec., Mar., June, and Sept., via modified following business day convention

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Interest Rate Basis:

/ /	CD Rate			/ /	Federal Funds Rate		/ /	Prime Rate
/ /	Commercial Paper Rate			/x/	LIBOR		/ /	Treasury Rate
/ /	CMT Rate			Designated LIBOR Page:			/ /	Other (see attached)
	/ /	CMT Telerate Page 7051			/ /	LIBOR Reuters Page
	/ /	CMT Telerate Page 7052			/x/	LIBOR Telerate Page 3750
		If CMT Telerate Page 7052:		LIBOR Currency:
		/ /	Weekly Average
		/ /	Monthly Average

Index 3 Month LIBOR
Spread (+/-): + 0.05%
Spread Multiplier: N/A
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Day Count Convention:

/ /	30/360 for the period from to .
/x/	Actual/360 for the period from September 17, 2001 to September 17, 2003.
/ /	Actual/Actual for the period from to .

Redemption:

/x/	The Notes may not be redeemed prior to the Maturity Date.
/ /	The Notes may be redeemed at the option of the Company prior to Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage:         %
Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.
/ /	The Notes shall be redeemed by the Company prior to the Maturity Date (see attached).

Repayment:

/x/	The Notes may not be repaid prior to the Maturity Date.
/ /	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes. Optional Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)
Minimum Denominations:              (Applicable only if Specified Currency is other than U.S. dollars)
Exchange Rate Agent: (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check  / /
    Issue Price:         %

Form: /x/ Book-Entry    / /  Certificated

Other Provisions:

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